Exhibit 10.22
LETTER AGREEMENT
September 14, 2022
Oaktree Specialty Lending Corporation (the “Company”)
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Re: Fee Waiver Agreement
This Letter Agreement documents an undertaking by Oaktree Fund Advisors, LLC (the “Adviser”) to waive certain management fees payable to it by the Company pursuant to the Amended and Restated Investment Advisory Agreement between the Company and the Adviser dated March 19, 2021 (the “Investment Advisory Agreement”) as set forth therein.
The Adviser shall waive $9.0 million of base management fees payable to it under the Investment Advisory Agreement as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the two-step merger of Oaktree Strategic Income II, Inc. with and into the Company (collectively, the “Mergers”) and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers.
This Letter Agreement shall terminate upon the earliest of (i) termination of the agreement and plan of merger among Oaktree Strategic Income II, Inc., the Company, Project Superior Merger Sub, Inc., and, solely for the limited purposes set forth therein, the Adviser, (ii) the expiration of the two-year waiver period and (iii) termination of the Investment Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended.
Sincerely,
Oaktree Fund Advisors, LLC

By: /s/ Mary Gallegly
Name:    Mary Gallegly
Title:    Managing Director

By: /s/ Armen Panossian
Name:    Armen Panossian
Title:    Managing Director

ACKNOWLEDGED AND ACCEPTED
Oaktree Specialty Lending Corporation
By: /s/ Armen Panossian
Name:    Armen Panossian
Title:    Chief Executive Officer